Consent of Independent Certified Public Accountants


Brilliant Digital Entertainment, Inc.
Woodland Hills, California


We hereby consent to the incorporation by reference in the Prospectus constituting part of the registration statement on Form S-3 (File Nos. 333-56519, 333-91573, 333-82103, 333-34782 and 333-40794) and on Form S-8 (File
Nos. 333-91601, 333-85979, 333-18411, and 333-44710) of Brilliant Digital
Entertainment, Inc. of our report dated February 20, 2001, relating to the consolidated financial statements of Brilliant Digital Entertainment, Inc. as of December 31, 2000 and for the year then ended, which report is included in this Annual Report on Form 10-KSB.


/S/ BDO SEIDMAN, LLP

Los Angeles, California
March 29, 2001